EXHIBIT 99.1

January 28, 2005

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Edward M. Jamison, President	702.878.0700
	Chief Executive Officer and Vice Chairman of the Board

	Cathy Robinson	702.878.0700
	Executive Vice President, Chief Financial Officer

COMMUNITY BANCORP ANNOUNCES RECORD 2004 EARNINGS

Las Vegas, Nevada, January 28, 2005—Community Bancorp (Nasdaq:CBON) today announced record earnings of $5.4 million. The following are the financial highlights for the fourth quarter and full year 2004:

INITIAL PUBLIC OFFERING AND NON-RECURRING ITEM:

On December 10, 2004 the Company completed its initial public offering for a total of 2,640,000 shares, of which 800,000 were sold by certain selling shareholders. After deducting underwriting discounts and commissions and offering expenses, the Company received net proceeds of $39,357,600 and the selling shareholders received net proceeds of $16,890,800.

As disclosed in the Company’s registration statement, the Company has a Stock Appreciation Rights (SARs) Plan. Pursuant to the Plan, prior to a public offering, the exercise price was based on book value. Upon completion of the IPO, and thereafter, expense related to the Company’s SARs will be based on the fair value of the Company’s common stock. Based on the fair value of our Common Stock as of December 31, 2004, the Company accrued an additional $1.9 million of expenses ($1.3 million net of tax effect) in the fourth quarter of 2004.

SUMMARY OF RESULTS FOR 2004:

     For The Fourth Quarter 2004

•	Net income of $843 thousand in the fourth quarter of 2004, was down 53.4% from net income of $1.8 million in the fourth quarter of 2003 (excluding the non-recurring expense of $1.9 million ($1.3 million net of tax effect) as disclosed above, net income would have been $2.2 million up 20.3%).

•	Earnings per share (diluted) of $0.16 in the fourth quarter of 2004 was down 57.9% from diluted EPS of $0.38 in the fourth quarter 2003 (excluding the non-recurring expense of $1.9 million ($1.3 million net of tax effect) as disclosed above, diluted EPS would have been $0.41 up 7.9%).

     For The Full Year 2004

•	Net income of $5.4 million for 2004 was up 4.0% from net income of $5.2 million in 2003 (excluding the non-recurring expense of $1.9 million ($1.3 million net of tax effect) as disclosed above, net income would have been $6.7 million up 29.5%).

•	Diluted EPS was equivalent to last year at $1.10 (excluding the non-recurring expense of $1.9 million ($1.3 million net of tax effect) as disclosed above, diluted EPS would have been $1.37 up 24.5%).

•	Loans of $403 million and deposits of $476 million were up 15.2% and 18.0%, respectively, as of December 31, 2004 compared to December 31, 2003

•	Return on average equity (ROE) for 2004 was 15.1% compared to 17.8% for 2003 (excluding the one time charge to expense of $1.9 million ($1.3 million net of tax effect) as disclosed above, ROE would have been 18.8% for the year 2004).

COMMENTS FROM EDWARD JAMISON, PRESIDENT AND CEO:

“First and foremost, we are excited to report record earnings for 2004 and continued strong balance sheet growth. Assets grew to $574 million. In December 2004, we took the important step of going public to provide a public market for our common stock as well as to open up strategic options that were not available to us as a privately held bank. We also listed our shares on NASDAQ” said Mr. Jamison, president and CEO.

Mr. Jamison continued, “The Company continued to grow in size and profitability in the fast growing greater Las Vegas market. As we look into the future, we see another year of progress in implementing our strategic plan. We expect our financial performance will continue to improve and develop as we integrate the new capital into the Company and put it to work. I am excited about the year ahead and the implementation of our plan for internal growth and other opportunities that may be available.”

LOAN GROWTH AND CREDIT QUALITY:
Community Bancorp reported strong and sustained growth during 2004. At December 31, 2004, the loan portfolio had grown to $403 million, up 15.2% compared to a year ago, and up 17.2% (annualized) during the fourth quarter. While the loan growth was modest in relation to previous periods, the Company originated $370 million in new loans representing in number 439 individual loans.

Because of the high volume of construction loans made during 2003 with subsequent payoffs in 2004, the velocity of loans was greater than expected for the year. Although the gain was modest, the Company ended the year with $146 million in commitments to fund which will increase the Company’s outstanding loans during the year.

Underlying loan credit quality remained sound, with non-performing loans at just 0.24% of total loans, while net loan charge-offs for the year were $198 thousand or 0.05% average loans. “We are pleased with our strong credit culture underlying our strong business lending relationships” said Don Bigger, EVP and Chief Credit Administrator. The allowance for loan losses increased in 2004 to $6.1 million and stood at 1.52% of total loans outstanding at year-end.

DEPOSIT GROWTH:

At December 31, 2004, deposits were $476 million, up $72.5 million or 18.0% from a year ago. The Company continues to be successful in attracting and retaining non-interest commercial checking accounts with its quality service and cash management products. As of December 31, 2004, average non-interest checking accounts represented 26.7% of total deposits, up from 24.4% a year ago.

The Company’s overall cost of funds for the quarter was 1.98% a decrease from 2.06% for the comparable quarter in 2003.

The Company will be opening its sixth office early in the second quarter of 2005 in a new market area of the city on Russell Road where it intersects I-215. The new office will also provide space for the consolidation of the Company’s real estate lending, operational support, audit and human resource departments.

“Consistent with the growth of the bank, our needs for space for new and current employees and officers has increased. This new facility will provide much needed space for current operations and future growth” said Larry Scott, EVP, Chief Operating Officer. “As we expand locally, we will be seeking other key locations to provide our banking services to new areas of the community.” The Company has a niche strategy focused on the banking needs of small-to-medium sized commercial and professional businesses and individuals in the metro area.

NET INTEREST INCOME AND NET INTEREST MARGIN:

Net interest income increased 13.8% to $6.4 million for the fourth quarter 2004 as compared to $5.6 million for fourth quarter 2003. The increase was attributed to a 16.6% increase in average earning assets for the fourth quarter 2004 compared to the fourth quarter 2003. For the year 2004, net interest income increased 17.7% to $23.2 million as compared to $19.7 million for 2003. The increase was attributed to a 19.6% increase in average earning assets of $499 million for 2004 from $417 million for the year 2003.

The Company reported net interest margin (NIM) for its fourth quarter of 4.93%, down modestly from 5.05% for the same period a year earlier.

PROVISION FOR LOAN LOSSES:

The provision for loan losses declined to $340 thousand for the fourth quarter of 2004 versus $490 thousand for the fourth quarter 2003. For 2004, the provision for loan losses declined to $922 thousand versus $1.7 million in 2003. The provision declined because the Company experienced net charge offs of only $198 thousand for the full year of 2004 compared to net charge offs of $1.0 million for the full year 2003. Additionally, non-performing loans to total loans decreased to 0.24% at December 31, 2004 compared to 0.66% at December 31, 2003.

NON-INTEREST INCOME AND EXPENSE:
As expected, 2004 full year non-interest income was down 4.7% to $1.5 million from 2003. This decrease is due to a decline in loan brokerage and referral fees, partially offset by an increase in cash surrender value of bank owned life insurance. The decline in loan brokerage and referral fees was caused by an industry wide slow down in the residential mortgage refinance market.

As a result of this trend, the Company reduced its staff in the residential mortgage origination department during the third quarter of 2004. Mortgage services continue to be provided on a pass through basis with mortgage companies who provide the service on a fee basis to the Company.

Non-interest expense for the year, excluding the non-recurring expense event relating to SARs, increased 16.7% compared to 2003 while fourth quarter expenses were 15.1% above the year ago quarter. The 16.7% increase is primarily attributable to increases in salary and employee benefit expenses reflecting our increase in staffing to meet growing business volumes and support for new markets and products, along with incentive-based bonuses that are directly tied to increasing the profitability of the Company.

BUSINESS STRATEGY:
Community Bancorp (headquartered in Las Vegas, Nevada) strives to be a high performing bank holding company for the long-term benefit of its shareholders, customers and employees. The Company, through its principal subsidiary, Community Bank of Nevada, implements its strategy by focusing on meeting the commercial banking needs associated with the population and economic growth of the greater Las Vegas area and by combining outstanding service, competitive financial products, local expertise and advanced technology for the convenience of customers. Founded in 1995, Community Bank of Nevada offers full-service community banking through 5 branches, in the City of Las Vegas, Henderson and unincorporated Clark County, Nevada. The Company plans to open at least 1 new branch in 2005 concentrated in its fast growing southwestern Clark County. The Company consistently ranks among the top performing banks in the State of Nevada and western region. For further information on the Company, please visit our web site at www.communitybanknv.com

FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, the economic condition of the Las Vegas market, net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on theses and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp and PSLRA’s safe harbor provisions.

# # #

COMMUNITY BANCORP

Selected Consolidated Financial Highlights	(In thousands, except per share data and ratios; unaudited)
	4th Qtr	4th Qtr	%	Full Year	Full Year	%
Balance Sheet Data (at period end)	2004	2003	Change	2004	2003	Change
Investment securities	$86,260	$70,093	23.10%	$86,260	$70,093	23.10%
Loans, gross	403,270	350,082	15.20%	403,270	350,082	15.20%

Allowance for loan losses	6,133	5,409	13.40%	6,133	5,409	13.40%
Total assets	573,961	463,431	23.90%	573,961	463,431	23.90%
Total deposits	476,252	403,713	18.00%	476,252	403,713	18.00%
Non-interest bearing deposits	122,148	98,544	24.00%	122,148	98,544	24.00%
Core Deposits (1)	415,430	344,851	20.50%	415,430	344,851	20.50%
Total shareholders’ equity	77,553	32,201	140.80%	77,553	32,201	140.80%
Income Statement Data
Interest and dividend income	$8,171	$7,246	12.80%	$30,038	$27,143	10.70%
Interest expense	1,815	1,659	9.40%	6,862	7,453	-7.90%
Net interest income	6,356	5,587	13.80%	23,176	19,690	17.70%
Loan loss provision	340	490	-30.60%	922	1,723	-46.50%
Net interest income after loan loss provision	6,016	5,097	18.00%	22,254	17,967	23.90%
Noninterest income	392	375	4.50%	1,489	1,563	-4.70%
Noninterest expense	5,424	3,044	78.20%	15,946	12,020	32.70%
Income before income taxes	984	2,428	-59.50%	7,797	7,510	3.80%
Provision for income taxes	141	618	-77.20%	2,376	2,295	3.50%
Net income	$843	$1,810	-53.40%	$5,421	$5,215	4.00%

Share Data (2)
Basic earnings per common share	$0.16	$0.39	-59.00%	$1.13	$1.13	0.00%
Diluted earnings per common share	$0.16	$0.38	-57.90%	$1.10	$1.10	0.00%
Book value per common share	$11.49	$6.96	65.20%	$11.49	$6.96	65.20%
Dividend payout ratio	0.00%	0.00%	0.00%	5.31%	7.96%	33.30%
Basic average shares outstanding	5,178,920	4,632,199	11.80%	4,798,922	4,620,744	3.90%
Fully Diluted average shares outstanding	5,323,173	4,745,326	12.20%	4,940,977	4,729,021	4.50%

Key Ratios
Return on average total shareholders’ equity	7.93%	23.27%	-65.90%	15.10%	17.81%	-15.20%
Return on average total assets	0.62%	1.56%	-60.20%	1.04%	1.19%	-13.30%
Net interest spread	4.31%	4.50%	-4.20%	4.12%	4.12%	0.00%
Net interest margin (3)	4.93%	5.05%	-2.40%	4.65%	4.72%	-1.60%
Total revenue (net int inc + non int inc)	$6,748	$5,962	13.20%	$24,665	$21,253	16.10%
Efficiency ratio (4)	80.38%	51.06%	57.40%	64.65%	56.56%	14.30%
Asset Quality Ratios
Non-performing loans to total loans (5)	0.24%	0.66%	-63.80%	0.24%	0.66%	-63.80%
Allowance for loan losses to total loans	1.52%	1.55%	-1.60%	1.52%	1.55%	-1.60%
Non-performing assets (6)	3,157	3,507	-10.00%	3,157	3,507	-10.00%
Non-performing assets to total assets	0.55%	0.76%	-27.30%	0.55%	0.76%	-27.30%

Net charge off’s to average loans	0.01%	0.14%	-93.70%	0.05%	0.31%	-82.50%
Capital Ratios
Average shareholders’ equity to average assets	7.82%	6.72%	-16.40%	6.86%	6.70%	2.30%
Leverage ratio	16.91%	8.96%	88.70%	16.91%	8.96%	88.70%
Total risk-based capital ratio	20.70%	13.61%	52.10%	20.70%	13.61%	52.10%

Notes:

(1)	Core deposits include all demand, interest bearing demand, savings plus time deposits of amounts less than $100,000.

(2)	Adjusted to reflect a 5:1 stock split declared in September 2004.

(3)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)	Efficiency ratio is noninterest expense (excluding loan loss provision) divided by (net interest income + noninterest income).

(5)	Nonperforming loans are defined as loans that are past due 90 days or more plus loans placed in non-accrual status and restructured loans.

(6)	Nonperforming assets are defined as loans that are past due 90 days or more, nonaccrual loans and other real estate owned.

Total Shares Outstanding as of 12/31/04:	6,747,673